Exhibit 99.1

PCSB Financial Corporation Announces Fourth Fiscal Quarter and Year End Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; August 4, 2022 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $3.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022, compared to $3.5 million, or $0.24 per diluted share, for the three months ended March 31, 2022 and $3.4 million, or $0.23 per diluted share, for the three months ended June 30, 2021.

Net income was $14.9 million, or $1.04 per diluted share, for the year ended June 30, 2022, compared to $12.4 million, or $0.84 per diluted share, for the year ended June 30, 2021. Results for the three months and year ended June 30, 2022 include merger-related expenses of $1.2 million and $1.3 million, or $0.07 and $0.08 per diluted share, net of tax, respectively. Results for the year ended June 30, 2021 include a benefit for loan losses of $673,000, or $0.04 per diluted share, net of tax, which includes the release of the qualitative reserves established in the prior fiscal year associated with the COVID-19 pandemic.

On May 23, 2022, the Company and Brookline Bancorp, Inc. (“Brookline”), the holding company of Brookline Bank and Bank Rhode Island, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, PCSB will merge with and into Brookline, with Brookline as the surviving corporation (the “Merger”). Following the Merger, PCSB Bank will operate as a separate bank subsidiary of Brookline. The consummation of the Merger is subject to customary closing conditions, including the receipt of regulatory approvals and approval by PCSB’s stockholders. The Merger is currently expected to be completed in the fourth quarter of 2022.

On July 27, 2022, the Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend is payable on or about September 9, 2022 to shareholders of record as of the close of business on August 26, 2022.

Fourth Quarter Highlights

•
Net income of $3.5 million, or $0.25 per diluted share, for the current quarter, increases of 0.8% and 2.7% compared to the linked quarter and same quarter last year, respectively. Excluding merger-related expenses and certain other non-recurring items, current quarter adjusted net income (non-GAAP) was $4.4 million or $0.31 per diluted share, increases of 34.1% and 79.3% compared to the linked quarter and same quarter last year, respectively. Reconciliation of GAAP to Non-GAAP financial measures appear at the end of this release.
•
Net interest income of $13.9 million for the current quarter, increases of 9.5% and 10.7% from the linked quarter and the same quarter last year, respectively.
•
Tax equivalent net interest margin of 3.00% for the current quarter, an increase from 2.80% in the linked quarter and 2.81% for the same quarter last year.
•
Average cost of interest-bearing deposits of 0.35% for the current quarter, a decrease from 0.37% in the linked quarter and 0.48% for the same quarter last year.
•
Efficiency ratio of 68.38% for the current quarter, compared to 65.66% for the linked quarter and 67.43% for the same quarter last year. Adjusted efficiency ratio (non-GAAP) of 61.28% for the current quarter, a decrease from 66.60% for the linked quarter and 74.10% for the same quarter last year.
•
Average loans receivable (excluding PPP loans) of $1.31 billion for the current quarter, increases of 5.2% and 9.4% compared to the linked quarter and same quarter last year, respectively.
•
Average deposits of $1.61 billion for the current quarter, increases of 3.1% and 8.4% compared to the linked quarter and same quarter last year, respectively.
•
Allowance for loan losses to total net loans receivable (excluding PPP loans) of 0.67% as of June 30, 2022, largely unchanged compared to 0.66% as of June 30, 2021.
•
Non-performing loans of $9.2 million, or 0.69% of total net loans receivable (excluding PPP loans), as of June 30, 2022, increased from 0.48% as of June 30, 2021.
•
The Company had no loans on COVID-19-related payment deferral as of June 30, 2022, compared to $27.3 million (19 loans), or 2.21% of gross loans, as of June 30, 2021.

President’s Comments

Joseph D. Roberto, Chairman, President & Chief Executive Officer of PCSB Financial Corporation, commented, “We are pleased with the Company’s solid operating and financial results for our fiscal fourth quarter and year ended June 30, 2022. Annualized loan growth of 13.6% for the fourth quarter and 8.1% year over year reflects our ability to originate quality loans within our strong market footprint. The loan growth, combined with a balance sheet well-positioned to take advantage of higher interest rates, has led to higher net interest income, margins and earnings. Core net income of $4.4 million for the fourth quarter reflects a 34.1% increase over the linked quarter while core net income of $14.2 million for the year reflects a 33.1% increase over the prior year. Although economic headwinds continue to be challenging, our outlook remains positive as the PCSB team continues working to create sustainable value for our shareholders.”

Mr. Roberto added “We are excited about our pending merger with Brookline and look forward to becoming part of a larger organization, which will benefit all of our shareholders. I want to thank our staff for their dedication and hard work, especially during this time of transition. In addition to operating PCSB Bank in a business-as-usual manner for our customers, they have also been working hard to ensure that we have a seamless transition into Brookline’s organization.”

Income Statement Summary

Net income for the current quarter was $3.5 million, which increased $29,000 from the linked quarter and $93,000 from the prior year quarter. The change from the linked quarter is primarily due to a $1.2 million increase in net interest income, a $165,000 increase in noninterest income and a $77,000 decrease in provision for loan losses, partially offset by increases of $1.3 million in noninterest expense and $113,000 in income tax expense. The change from the prior year quarter is primarily due to increases of $1.3 million in net interest income and $520,000 in noninterest income, partially offset by increases of $1.4 million in noninterest expense, $204,000 in provision for loan losses and $170,000 in income tax expense.

Net interest income was $13.9 million for the current quarter, increases of $1.2 million, or 9.5%, compared to the linked quarter and $1.3 million, or 10.7%, compared to the prior year quarter. The increase compared to the linked quarter is primarily the result of a 20 basis point increase in the tax equivalent net interest margin and a $41.5 million, or 2.3%, increase in average interest-earning assets. The increase in net interest income compared to the prior year period is primarily the result of a 19 basis point increase in the tax equivalent net interest margin and a $75.7 million, or 4.2%, increase in average interest-earning assets.

The Company recognized PPP loan interest and origination fee income (net of costs) of $36,000 in the current quarter, compared to $266,000 in the linked quarter and $516,000 in the prior year quarter. As of June 30, 2022, the Company had 5 outstanding PPP loans with balances totaling $1.9 million. Unearned origination fees (net of costs) were $85,000 as of June 30, 2022, which will be recognized in income over the remaining lives of the loans. PPP loan forgiveness is substantially complete as of June 30, 2022.

The tax equivalent net interest margin was 3.00% for the current quarter, reflecting increases of 20 basis points compared to 2.80% in the linked quarter and 19 basis points compared to 2.81% in the prior year quarter. Adjusted net interest margin, which excludes the effects of loan prepayment income and PPP loan interest and fees, was 2.94% for the current quarter compared to 2.70% in the linked quarter and 2.53% in the prior year quarter. Margin improvement compared to the linked quarter and prior year quarter was the result of a reduction in the cost of funds, driven by a lower costing deposit mix, as well as an increased asset yields, driven by higher market interest rates. Reconciliations of GAAP to non-GAAP financial measures are included at the end of this release.

Tax equivalent yield on interest-earning assets for the current quarter was 3.31%, increases of 19 basis points from the linked quarter and 5 basis point from the prior year quarter. Excluding the effects of non-recurring PPP loan income and loan prepayment income, the tax equivalent yield on interest-earning assets for the current quarter was 3.25%, increases of 22 basis points from the linked quarter and 27 basis points from the same quarter last year. The increase in yield compared to the prior year quarter is a result of higher market interest rates driving higher yield on cash liquidity and adjustable rate loan and investment assets, along with higher investment and loan re-investment rates. Compared to the linked quarter, the increase in yield was the result of higher market interest rates and a more profitable asset mix.

The cost of interest-bearing deposits was 0.35% for the current quarter, decreases of 2 basis points and 13 basis points from 0.37% and 0.48% in the linked quarter and prior year quarter, respectively. In response to lower market interest rates and increased liquidity levels, deposit rate reductions have been implemented throughout the last 2 years, the effects of which continue to be realized. Recent increases by the Federal Reserve in the federal funds rate beginning in March 2022 and continuing throughout the current quarter have not yet resulted in deposit cost increases, due to limited competitive pricing pressures and elevated liquidity in the banking sector. As of quarter end, the weighted average cost of interest-bearing deposits was 0.34%. The cost of interest-bearing liabilities was 0.41% for the current quarter, decreases of 2 basis points from 0.43% in the linked quarter and 18 basis points from 0.59% in the prior year quarter. Over the next 12 months, the Company has $40.0 million of wholesale funding maturing, comprised of FHLB advances and brokered time deposits, with a weighted average cost of 1.79%.

The provision for loan losses was $209,000 for current quarter, compared to $286,000 for the linked quarter and $5,000 for the prior year quarter. Recoveries, net of charge-offs, were $7,000 for the current quarter compared to charge-offs, net of recoveries, of $4,000 for the linked quarter and recoveries, net of charge-offs, of $11,000 for the prior year quarter. Non-performing loans as a percent of total loans receivable (excluding PPP loans) was 0.56% as of June 30, 2022, an increase from 0.48% as of June 30, 2021 but a decrease from 0.61% as of March 31, 2022. Substandard loans were $12.6 million as of June 30, 2022, a decrease from $23.1 million as of March 31, 2022 and $21.6 million as of June 30, 2021, driven primarily by sustained positive borrower operational and payment performance following the end of COVID-19 related payment deferrals. The Company had no loans remaining on COVID-19 related payment deferral as of June 30, 2022, compared to $27.3 million, or 2.21% of gross loans, as of June 30, 2021.

Noninterest income of $1.1 million for the current quarter increased $165,000 compared to the linked quarter and $520,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to increases of $119,000 in swap income and $52,000 in fees and services charges. The increase compared to the prior year quarter was primarily due to increases of $452,000 in swap income, $52,000 in fees and service charges and $18,000 in bank-owned life insurance income.

Noninterest expense of $10.3 million for the current quarter increased $1.3 million compared to the linked quarter and $1.4 million compared to the prior year quarter. Excluding merger-related expenses of $1.2 million in the current quarter and $86,000 in the linked quarter, noninterest expenses increased $232,000, or 2.6%, compared to the linked quarter and $235,000, or 2.7%, compared to the same quarter last year. Excluding merger-related expenses, the $235,000 increase compared to the prior year quarter was primarily due to higher salaries and benefits, marketing and communication and data processing costs which were partially offset by lower pension costs. The $232,000 increase compared to the linked quarter is the result of higher salaries and benefits, partially offset by lower professional fees and pension costs.

The effective income tax rate was 22.8% for the current quarter, as compared to 21.0% for the linked quarter and 20.3% for the prior year quarter. The increase for the current quarter is primarily due to non-deductible merger-related expenses. Excluding such expenses, the effective tax rate for the quarter is 20.2%.

Balance Sheet Summary

Total assets increased $114.2 million to $1.99 billion at June 30, 2022 as compared to June 30, 2021, primarily due to increases of $99.9 million in net loans receivable and $52.1 million in investment securities, partially offset by a $40.8 million decrease in cash and cash equivalents. Net loans receivable increased $99.9 million, or 8.1%, and $135.0 million or 11.3% excluding PPP loans. The increase was primarily the result of increases in commercial mortgage loans and construction loans of $115.5 million and $10.7 million, respectively, partially offset by decreases in commercial loans and residential mortgage loans of $14.4 million and $10.1 million, respectively. The decrease in commercial loans includes a decrease in PPP loans of $35.1 million, driven by forgiveness and paydowns, largely offset by a net increase of $20.7 million in all other commercial loans. The increase in investment securities was the result of the Company deploying excess liquidity and included increases of $27.2 million in state and municipal securities, $14.1 million in U.S. government and agency bonds, $5.7 million in mortgage-backed securities, and $5.1 million in corporate securities.

Total liabilities increased $111.6 million to $1.71 billion at June 30, 2022 as compared to June 30, 2021 as an increase of $134.6 million in deposits was partially offset by decreases of $17.6 million in FHLB advances and $5.4 million in all other liabilities. The $134.6 million, or 9.0% increase in deposits includes increases in NOW, money market, demand and savings accounts of 37.1%, 19.9%, 12.0% and 6.1%, respectively, partially offset by a 12.6% decrease in time deposits. Current quarter deposit growth of $1.5 million includes the run-off of approximately $38.1 million of transient deposits as of March 31, 2022 expected to outflow in the current quarter.

Total shareholders’ equity increased $2.6 million to $277.2 million at June 30, 2022 as compared to $274.6 million as of June 30, 2021. The increase for the year was primarily due to net income of $14.9 million and $5.0 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period, partially offset by the repurchase of $8.2 million (443,788 shares) of common stock, $5.5 million of other comprehensive losses related primarily to unrealized losses on investment securities driven by higher market interest rates and $3.6 million of cash dividends declared and paid.

At June 30, 2022, the Company’s book value per share and tangible book value per share were $18.07 and $17.67, respectively, compared to $17.41 and $17.01, respectively, at June 30, 2021. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At June 30, 2022, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 14 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce asset value and interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	June 30,	June 30,
	2022	2021
ASSETS
Cash and due from banks	$116,522	$152,070
Federal funds sold	1,935	7,235
Total cash and cash equivalents	118,457	159,305
Held to maturity debt securities, at amortized cost (fair value of $361,608 and $342,137 as of June 30, 2022 and June 30, 2021, respectively)	412,449	337,584
Available for sale debt securities, at fair value	34,621	57,387
Total investment securities	447,070	394,971
Loans receivable, net of allowance for loan losses of $8,927 and $7,881 as of June 30, 2022 and June 30, 2021, respectively	1,329,372	1,229,451
Accrued interest receivable	6,396	6,398
FHLB stock	3,766	4,507
Premises and equipment, net	19,358	21,099
Deferred tax asset, net	4,132	2,552
Bank-owned life insurance	36,322	35,568
Goodwill	6,106	6,106
Other intangible assets	89	151
Other assets	18,064	14,827
Total assets	$1,989,132	$1,874,935
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits	$1,380,953	$1,272,610
Non-interest bearing deposits	245,297	219,072
Total deposits	1,626,250	1,491,682
Mortgage escrow funds	11,173	10,536
Advances from FHLB	48,323	65,957
Other liabilities	26,224	32,200
Total liabilities	1,711,970	1,600,375
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of June 30, 2022 and June 30, 2021)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,703,577 shares issued as of both June 30, 2022 and June 30, 2021, and 15,334,857 and 15,770,645 shares outstanding as of June 30, 2022 and June 30, 2021, respectively)	187	187
Additional paid in capital	193,893	189,926
Retained earnings	162,262	150,987
Unearned compensation - ESOP	(9,208)	(10,176)
Accumulated other comprehensive loss, net of income taxes	(8,629)	(3,099)
Treasury stock, at cost (3,368,720 and 2,932,932 shares as of June 30, 2022 and June 30, 2021, respectively)	(61,343)	(53,265)
Total shareholders' equity	277,162	274,560
Total liabilities and shareholders' equity	$1,989,132	$1,874,935

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Interest and dividend income
Loans receivable	$12,801	$12,625	$49,502	$49,470
Investment securities	2,315	1,851	8,609	7,340
Federal funds and other	267	110	569	454
Total interest and dividend income	15,383	14,586	58,680	57,264
Interest expense
Deposits and escrow interest	1,212	1,519	5,075	7,891
FHLB advances	242	486	1,166	2,031
Total interest expense	1,454	2,005	6,241	9,922
Net interest income	13,929	12,581	52,439	47,342
Provision (benefit) for loan losses	209	5	772	(673)
Net interest income after provision (benefit) for loan losses	13,720	12,576	51,667	48,015
Noninterest income
Fees and service charges	442	390	1,640	1,428
Bank-owned life insurance	186	168	754	549
Gain on sale of premises	-	-	548	-
Swap income	452	-	785	367
Gains on sales of loans receivable	-	-	56	-
Gains on sales of securities	-	-	-	113
Other	8	10	36	40
Total noninterest income	1,088	568	3,819	2,497
Noninterest expense
Salaries and employee benefits	6,063	5,795	23,416	22,517
Occupancy and equipment	1,386	1,362	5,501	5,413
Merger-related expenses	1,166	-	1,252	-
Communication and data processing	585	525	2,211	2,064
Professional fees	403	405	1,673	1,690
Postage, printing, stationery and supplies	142	137	620	589
FDIC assessment	125	113	496	463
Advertising	177	100	477	400
Amortization of intangible assets	13	17	62	78
Other operating expenses	208	413	945	1,540
Total noninterest expense	10,268	8,867	36,653	34,754
Net income before income tax expense	4,540	4,277	18,833	15,758
Income tax expense	1,037	867	3,954	3,334
Net income	$3,503	$3,410	$14,879	$12,424
Earnings per common share:
Basic	$0.25	$0.23	$1.05	$0.84
Diluted	0.25	0.23	1.04	0.84
Weighted average common shares outstanding:
Basic	14,189,701	14,553,783	14,232,855	14,846,786
Diluted	14,248,141	14,586,928	14,289,020	14,847,579

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,313,296	$12,801	3.90%	$1,255,117	$11,943	3.81%	$1,245,610	$12,625	4.06%
Investment securities (1)	443,626	2,315	2.18	436,702	2,152	2.06	363,175	1,851	2.11
Other interest-earning assets	118,119	267	0.91	141,677	105	0.30	190,582	110	0.23
Total interest-earning assets	1,875,041	15,383	3.31	1,833,496	14,200	3.12	1,799,367	14,586	3.26
Non-interest-earning assets	79,993			77,202			79,015
Total assets	$1,955,034			$1,910,698			$1,878,382

Liabilities and equity:
NOW accounts	$224,808	91	0.16	$215,021	94	0.18	$182,475	69	0.15
Money market accounts	388,406	166	0.17	360,131	144	0.16	311,255	162	0.21
Savings accounts and mortgage escrow funds	427,709	124	0.12	415,850	113	0.11	387,422	109	0.11
Time deposits	335,748	831	0.99	349,266	866	1.00	395,240	1,179	1.20
Total interest-bearing deposits	1,376,671	1,212	0.35	1,340,268	1,217	0.37	1,276,392	1,519	0.48
FHLB advances	48,337	242	2.00	57,185	266	1.89	94,970	486	2.05
Total interest-bearing liabilities	1,425,008	1,454	0.41	1,397,453	1,483	0.43	1,371,362	2,005	0.59
Non-interest-bearing deposits	232,119			220,809			208,265
Other non-interest-bearing liabilities	19,581			15,370			23,114
Total liabilities	1,676,708			1,633,632			1,602,741
Total shareholders' equity	278,326			277,066			275,641
Total liabilities and shareholders' equity	$1,955,034			$1,910,698			$1,878,382

Net interest income		$13,929			$12,717			$12,581
Interest rate spread - tax equivalent (2)			2.90			2.69			2.67
Net interest margin - tax equivalent (3)			3.00			2.80			2.81
Average interest-earning assets to interest-bearing liabilities	131.58%			131.20%			131.21%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of GAAP to non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Year Ended June 30,
	2022			2021
	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Loans receivable (1)	$1,258,513	$49,502	3.94%	$1,245,818	$49,470	3.97%
Investment securities (1)	428,203	8,609	2.10	327,879	7,340	2.29
Other interest-earning assets	136,760	569	0.42	169,855	454	0.27
Total interest-earning assets	1,823,476	58,680	3.24	1,743,552	57,264	3.30
Non-interest-earning assets	77,769			72,522
Total assets	$1,901,245			$1,816,074

Liabilities and equity:
NOW accounts	$203,804	345	0.17	$160,652	296	0.18
Money market accounts	363,705	665	0.18	273,007	819	0.30
Savings accounts and escrow	409,732	458	0.11	369,681	611	0.17
Time deposits	352,474	3,607	1.02	421,168	6,165	1.46
Total interest-bearing deposits	1,329,715	5,075	0.38	1,224,508	7,891	0.64
FHLB advances	58,816	1,166	1.98	102,919	2,031	1.97
Total interest-bearing liabilities	1,388,531	6,241	0.45	1,327,427	9,922	0.75
Non-interest-bearing deposits	218,823			189,667
Other non-interest-bearing liabilities	17,785			25,707
Total liabilities	1,625,139			1,542,801
Total shareholders' equity	276,106			273,273
Total liabilities and shareholders' equity	$1,901,245			$1,816,074

Net interest income		$52,439			$47,342
Interest rate spread - tax equivalent (2)			2.79			2.55
Net interest margin - tax equivalent (3)			2.90			2.73
Average interest-earning assets to interest-bearing liabilities	131.32%			131.35%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of GAAP to non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Condensed Balance Sheets
Cash and cash equivalents	$118,457	$158,892	$120,339	$148,012	$159,305
Total investment securities	447,070	448,081	433,999	423,525	394,971
Loans receivable, net	1,329,372	1,285,886	1,243,646	1,210,674	1,229,451
Other assets	94,233	91,682	90,137	90,968	91,208
Total assets	$1,989,132	$1,984,541	$1,888,121	$1,873,179	$1,874,935

Total deposits and mortgage escrow funds	$1,637,423	$1,633,463	$1,533,947	$1,511,465	$1,502,218
Advances from Federal Home Loan Bank	48,323	48,357	58,390	65,924	65,957
Other liabilities	26,224	26,329	20,950	21,062	32,200
Total liabilities	1,711,970	1,708,149	1,613,287	1,598,451	1,600,375
Total shareholders' equity	277,162	276,392	274,834	274,728	274,560
Total liabilities and shareholders' equity	$1,989,132	$1,984,541	$1,888,121	$1,873,179	$1,874,935

	Quarter Ended					Year Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Condensed Income Statements
Interest income	$15,383	$14,200	$14,870	$14,227	$14,586	$58,680	$57,264
Interest expense	1,454	1,483	1,612	1,692	2,005	6,241	9,922
Net interest income	13,929	12,717	13,258	12,535	12,581	52,439	47,342
Provision (benefit) for loan losses	209	286	264	13	5	772	(673)
Noninterest income	1,088	923	1,195	613	568	3,819	2,497
Noninterest expense	10,268	8,956	8,805	8,624	8,867	36,653	34,754
Income before income tax expense	4,540	4,398	5,384	4,511	4,277	18,833	15,758
Income tax expense	1,037	924	1,096	897	867	3,954	3,334
Net income	$3,503	$3,474	$4,288	$3,614	$3,410	$14,879	$12,424

Earnings per share:
Basic	$0.25	$0.25	$0.30	$0.25	$0.23	$1.05	$0.84
Diluted	0.25	0.24	0.30	0.25	0.23	1.04	0.84

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Year Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Performance Ratios (1):
Return on average assets	0.72%	0.73%	0.92%	0.78%	0.73%	0.78%	0.68%
Return on average equity	5.03%	5.02%	6.22%	5.29%	4.95%	5.39%	4.55%
Interest rate spread	2.90%	2.69%	2.86%	2.71%	2.67%	2.79%	2.55%
Net interest margin	3.00%	2.80%	2.97%	2.82%	2.81%	2.90%	2.73%
Efficiency ratio	68.38%	65.66%	60.92%	65.59%	67.43%	65.15%	69.73%

Noninterest income to average assets	0.22%	0.19%	0.26%	0.13%	0.12%	0.20%	0.14%
Noninterest expense to average assets	2.10%	1.87%	1.88%	1.85%	1.89%	1.93%	1.91%

Average interest-earning assets to average interest-bearing liabilities	131.58%	131.20%	131.36%	131.14%	131.21%	131.32%	131.35%
Average equity to average assets	14.24%	14.50%	14.71%	14.66%	14.67%	14.52%	15.05%
Dividend payout ratio (2)	28.72%	24.61%	20.22%	24.24%	26.07%	24.22%	21.93%

Performance Ratios excluding merger-related expenses (3):
Earnings per diluted share	$0.32	$0.25	$0.30	$0.25	$0.23	$1.12	$0.84
Return on average assets	0.93%	0.74%	0.92%	0.78%	0.73%	0.84%	0.68%
Return on average equity	6.54%	5.13%	6.22%	5.29%	4.95%	5.80%	4.55%
Efficiency ratio	60.61%	65.03%	60.92%	65.59%	67.43%	62.93%	73.04%
Noninterest expense to average assets	1.86%	1.86%	1.88%	1.85%	1.89%	1.86%	1.91%
Dividend payout ratio (2)	22.11%	24.06%	20.22%	24.24%	26.07%	22.52%	21.93%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Loans to deposits	81.74%	79.15%	81.65%	80.46%	82.42%

Share Data:
Shares outstanding	15,334,857	15,334,857	15,337,979	15,574,310	15,770,645
Book value per common share	$18.07	$18.02	$17.92	$17.64	$17.41
Tangible book value per common share (4)	$17.67	$17.62	$17.51	$17.24	$17.01

Asset Quality Ratios:
Non-performing loans receivable	$9,235	$7,859	$7,890	$5,732	$5,764
Non-performing assets	$9,235	$7,859	$7,890	$5,732	$5,764
Allowance for loan losses as a percent of total loans receivable (5)	0.67%	0.68%	0.68%	0.68%	0.66%
Allowance for loan losses as a percent of non-performing loans receivable	96.66%	110.86%	106.83%	142.34%	136.73%
Non-performing loans as a percent of total loans receivable, net (5)	0.69%	0.61%	0.64%	0.48%	0.48%
Non-performing assets as a percent of total assets	0.46%	0.40%	0.42%	0.31%	0.31%
Net (recoveries) charge-offs	$(7)	$4	$(6)	$(265)	$(11)
Net (recoveries) charge-offs to average outstanding loans during the period (1)	0.00%	0.00%	0.00%	(0.09%)	0.00%

Capital Ratios (6):
Tier 1 capital (to adjusted total assets)	12.78%	12.86%	12.91%	12.72%	12.48%
Common equity Tier 1 capital (to risk-weighted assets)	17.22%	17.22%	17.67%	17.84%	17.93%
Tier 1 capital (to risk-weighted assets)	17.22%	17.22%	17.67%	17.84%	17.93%
Total capital (to risk-weighted assets)	17.83%	17.83%	18.28%	18.46%	18.53%

(1) Performance ratios for quarter ended periods are annualized.
(2) Dividends declared per share divided by net income per share.
(3) Merger-related expenses, primarily consisting of legal and consulting costs, total $1.2 million and $1.3 million for the current quarter and year-to-date, respectively.

(4) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(5) Total loans receivable excludes PPP loans.
(6) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Mortgage loans:
Residential mortgages	$214,167	$215,431	$212,817	$221,735	$224,305
Commercial mortgages	942,130	897,424	867,581	838,021	826,624
Construction	20,896	16,894	11,857	11,639	10,151
Net deferred loan origination (fees) costs	(100)	(23)	(18)	97	196
Total mortgage loans	1,177,093	1,129,726	1,092,237	1,071,492	1,061,276
Commercial and consumer loans:
Commercial loans (1)	136,304	141,427	135,055	122,031	150,658
Home equity credit lines	23,688	22,557	24,142	24,936	25,439
Consumer and overdrafts	594	348	356	394	345
Net deferred loan origination costs (fees)	620	539	285	(20)	(386)
Total commercial and consumer loans	161,206	164,871	159,838	147,341	176,056
Total loans receivable	1,338,299	1,294,597	1,252,075	1,218,833	1,237,332
Allowance for loan losses	(8,927)	(8,711)	(8,429)	(8,159)	(7,881)
Loans receivable, net	$1,329,372	$1,285,886	$1,243,646	$1,210,674	$1,229,451

(1) Includes PPP loans totaling:	$1,940	$4,701	$12,769	$19,763	$37,050

	As of
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Demand deposits	$245,297	$243,908	$215,708	$216,470	$219,072
NOW accounts	243,006	221,386	198,610	181,572	177,223
Money market accounts	399,026	396,358	361,352	363,090	332,843
Savings	411,332	417,975	393,041	381,836	387,529
Time deposits	327,589	345,092	354,356	361,669	375,015
Total deposits	$1,626,250	$1,624,719	$1,523,067	$1,504,637	$1,491,682

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Year Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$3,503	$3,474	$4,288	$3,614	$3,410	$14,879	$12,424

Adjustments (1):
Merger-related expenses	1,048	79	-	-	-	1,127	-
Prepayment income on loans receivable	(99)	(43)	(442)	(26)	(532)	(610)	(679)
PPP loan interest and fee income	(28)	(210)	(264)	(299)	(411)	(801)	(926)
Gain on sale of premises	-	-	(436)	-	-	(436)	-
Prepayment income on investment securities	-	-	-	-	-	-	(90)
Gains on sale of investment securities	-	-	-	-	-	-	(89)
Adjusted net income (Non-GAAP)	$4,424	$3,300	$3,146	$3,289	$2,467	$14,159	$10,640

Average number of common shares outstanding:
Basic	14,189,701	14,165,775	14,236,473	14,337,543	14,553,783	14,232,855	14,846,786
Diluted	14,248,141	14,197,716	14,281,232	14,405,816	14,586,928	14,289,020	14,847,579
Earnings per share (GAAP):
Basic	$0.25	$0.25	$0.30	$0.25	$0.23	$1.05	$0.84
Diluted	0.25	0.24	0.30	0.25	0.23	1.04	0.84
Adjusted earnings per common share (Non-GAAP):
Basic	$0.31	$0.23	$0.22	$0.23	$0.17	$0.99	$0.72
Diluted	0.31	0.23	0.22	0.23	0.17	0.99	0.72

(1) Amounts included in income before income tax expense are presented net of tax.

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Year Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Computation of Tax Equivalent Net Interest Income
Total interest income	$15,383	$14,200	$14,586	$58,680	$57,264
Total interest expense	1,454	1,483	2,005	6,241	9,922
Net interest income (GAAP)	13,929	12,717	12,581	52,439	47,342
Tax equivalent adjustment	111	101	68	400	198
Net interest income - tax equivalent (Non-GAAP)	$14,040	$12,818	$12,649	$52,839	$47,540

	Quarter Ended					Year Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$10,268	$8,956	$8,805	$8,624	$8,867	$36,653	$34,754
Adjustments:
Merger-related expenses	(1,166)	(86)	-	-	-	(1,252)
Adjusted total (Non-GAAP)	$9,102	$8,870	$8,805	$8,624	$8,867	$35,401	$34,754

Net interest income (GAAP)	$13,929	$12,717	$13,258	$12,535	$12,581	$52,439	$47,342
Noninterest income (GAAP)	1,088	923	1,195	613	568	3,819	2,497
Total (GAAP)	15,017	13,640	14,453	13,148	13,149	56,258	49,839
Adjustments:
PPP loan interest and fee income	(36)	(266)	(332)	(373)	(516)	(1,007)	(1,171)
Prepayment income on loans receivable	(128)	(55)	(555)	(32)	(667)	(770)	(854)
Gains on sales of premises	-	-	(548)	-	-	(548)	-
Prepayment income on investment securities	-	-	-	-	-	-	(117)
Gains on sales of investment securities	-	-	-	-	-	-	(113)
Adjusted total (Non-GAAP)	$14,853	$13,319	$13,018	$12,743	$11,966	$53,933	$47,584

Efficiency ratio (GAAP)	68.38%	65.66%	60.92%	65.59%	67.43%	65.15%	69.73%
Adjusted efficiency ratio (Non-GAAP)	61.28%	66.60%	67.64%	67.68%	74.10%	65.64%	73.04%

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$277,162	$276,392	$274,834	$274,728	$274,560
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(89)	(102)	(119)	(135)	(151)
Tangible common shareholders' equity (Non-GAAP)	$270,967	$270,184	$268,609	$268,487	$268,303

Common shares outstanding	15,334,857	15,334,857	15,337,979	15,574,310	15,770,645

Book value per share (GAAP)	$18.07	$18.02	$17.92	$17.64	$17.41
Adjustments:
Effects of intangible assets	(0.40)	(0.40)	(0.41)	(0.40)	(0.40)

Tangible book value per common share (Non-GAAP)	$17.67	$17.62	$17.51	$17.24	$17.01

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Year Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin
Average interest-earning assets	$1,875,041	$1,833,496	$1,796,613	$1,788,756	$1,799,367	$1,823,476	$1,743,552

Interest and dividend income (GAAP)	$15,383	$14,200	$14,870	$14,227	$14,586	$58,680	$57,264
Less: PPP loan interest and fee income	(36)	(266)	(332)	(373)	(516)	(1,007)	(1,171)
Less: Prepayment income on loans receivable	(128)	(55)	(555)	(32)	(667)	(770)	(854)
Adjusted interest and dividend income (Non-GAAP)	$15,219	$13,879	$13,983	$13,822	$13,403	$56,903	$55,239

Yield on interest-earning assets (GAAP)	3.31%	3.12%	3.33%	3.20%	3.26%	3.24%	3.30%
Adjusted yield on interest-earning assets (Non-GAAP)	3.25%	3.03%	3.11%	3.09%	2.98%	3.12%	3.17%

Net interest income (GAAP)	$13,929	$12,717	$13,258	$12,535	$12,581	$52,439	$47,342
Less: PPP loan interest and fee income	(36)	(266)	(332)	(373)	(516)	(1,007)	(1,171)
Less: Prepayment income on loans receivable	(128)	(55)	(555)	(32)	(667)	(770)	(854)
Adjusted net interest income (Non-GAAP)	$13,765	$12,396	$12,371	$12,130	$11,398	$50,662	$45,317

Net interest margin (GAAP)	3.00%	2.80%	2.97%	2.82%	2.81%	2.90%	2.73%
Adjusted net interest margin (Non-GAAP)	2.94%	2.70%	2.75%	2.71%	2.53%	2.78%	2.60%